UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 4, 2006, we entered into securities purchase agreements with accredited investors for a private placement sale of our 6% Series E Convertible Preferred Stock, with warrants attached, for aggregate gross proceeds of $6,166,000. Such private placement was made in connection with the anticipated merger of Hapto Biotech, Inc. into our wholly-owned subsidiary.

The proceeds from the private placement will be held in escrow pending formal approval of the merger by Hapto’s shareholders at a shareholder meeting scheduled to occur on April 11, 2006.The holders of Hapto’s securities necessary to approve the merger have already provided us with written commitments to vote in favor of the merger. In December 2005, we signed a non-binding letter of intent to acquire Hapto, a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Haptides™.

We are selling our Series E preferred stock in the private placement for $1,000 per share. Each share of our Series E preferred stock is convertible into 5,000 shares of our common stock. The 6% dividend is also convertible into our common stock at the same $0.20 conversion rate. Each investor in the private placement will also receive for every share of Series E preferred stock purchased, five year warrants to purchase 5,000 shares of our common stock at an exercise price of $0.50 per share. The warrants carry full ratchet price reset provisions reducing the exercise price of the warrants to the effective price at which we hereafter sell our common stock or our other securities convertible into, or exercisable for, our common stock.

We will issue 6,166 shares of our 6% Series E Convertible Preferred Stock and five-year warrants to purchase and aggregate of 30,830,000 shares (based on the number of common shares equal to the purchase price paid for our convertible preferred shares divided by $0.20) of our common stock at an exercise price of $0.50 per share.

If our stockholders vote no later than by June 14, 2006, to approve a reverse split of our common stock by a ratio of not less than one new share for each five shares outstanding, the Series E preferred stock will automatically convert into our common stock twenty-one trading days after such reverse split, at a conversion rate (of the purchase price for the preferred share plus accrued dividends) which is the lesser of (i) $0.20 (adjusted to give effect to the reverse split), or (ii) 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following the effective date of such reverse stock split. The Series E preferred stock will vote on an “as converted” basis on all matters voted on by the holders of our common stock. The investors in the private placement have agreed to vote their Series E preferred stock in favor of a reverse split of our common stock.

We are obligated to register, under the Securities Act of 1933, all of the shares of our common stock issuable upon conversion of the Series E preferred stock and upon exercise of the warrants. We will pay investors 2% of their investment per month, for up to two years, if we do not file such registration statement by June 18, 2006 or if such registration statement is not declared effective by August 17, 2006.

Rodman & Renshaw, LLC (“RR”), our lead placement agent, and others, are entitled to receive fees aggregating $462,450, amounting to 7.5% of the $6,166,000 gross proceeds received by us in this private placement, plus five-year warrants to purchase 3,083,000 shares of our common stock exercisable at 125% of the closing price for our common stock on the date of the closing of the private placement, that date expected to be April 11, 2006. RR has agreed to accept shares of our Series E preferred stock and five-year warrants exercisable at $0.50 per share in lieu of receiving its commissions in cash.

In March 2006, we received a bridge loan of $250,000, bearing interest at 8% per annum, from an investor who had previously committed to provide us with $1,058,000 of convertible loans by the later of our filing with the FDA our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. This $250,000 loan was to automatically convert into equity securities we issue in an equity financing or combination of equity financings with gross proceeds totaling at least $5,000,000, at 1.2 times the principal amount and accrued interest. We agreed that upon conversion of such $250,000 loan to our equity securities, since the investor provided us with the funds earlier than was required, we would forego such investor’s commitment to lend us an additional $808,000, and that the earlier repricing (upon commitment) of our warrants held by such investor would not be affected. As described above, our private placement exceeded this $5,000,000 threshold triggering the conversion feature in the investor’s note. The investor will receive 301.33 shares of our Series E preferred stock and warrants to purchase 1,506,665 shares of our common stock at $0.50 per share, in full satisfaction of the $301,333 we owe him.

The sale of our Series E preferred stock and the attached warrants in this private placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to the provisions of Regulation D promulgated under the Act, since all the purchasers were accredited investors, as that term is defined in Rule 501 in Regulation D.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
-----------	-------------------------------------------------------

10.1	Promissory Note with SDS Capital Group SPC, Ltd. dated March 15, 2006.

10.2	Form of Securities Purchase Agreement in the private placement with exhibits thereto

99.1	Press release announcing the private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: April 7, 2006	By:	/s/ ALAN W. SCHOENBART
CFO

EXHIBIT INDEX

EX-10.1	Promissory Note with SDS Capital Group SPC, Ltd. dated March 15, 2006.

EX-10.2	Form of Securitie Purchase Agreement in the private placement with exhibits thereto.

EX-99.1	Press release announcing the private placement.